EXHIBIT 10.8

August 22, 2007

Refinery Science Corp.
500 W. University Ave.
419 Burges Hall
El Paso, TX 79968-0685

Attention:	Mr. David Rendina, President & Chief Executive Officer

Dear Sir,

Re:	Financing Engagement Agreement

Orion Securities Inc. (“Orion” or “we”), understands that Refinery Science Corp. (the “Company” or “you”) is pursuing financing options for the funding of the further development of the pilot plant currently in operation; the purchase of heavy oil assets; and the building, engineering, and fabrication of a 1,000 bbl/d refinery. Orion is pleased to confirm its interest in acting on behalf of the Company as agent and financial advisor.

Terms of Engagement

1.
Orion will act as exclusive agent on the Company’s behalf in raising, on a best efforts basis, up to U.S.$30.0 million through the private placement (the “Offering”) to include, but be not limited to, common shares, flow-through shares, convertible interest bearing securities or preferred shares (collectively, the “Securities”) of the Company. The proceeds of the Offering shall be paid to the Company at closing on completion of the Offering, which may close in multiple stages.

2.	The Company agrees to:

a)	provide Orion with reasonable unimpeded access, for the purpose of its conducting a due diligence investigation, to senior management, as well as to all books and records of the Company;

b)	assist Orion in contacting persons and sourcing information deemed useful and necessary to Orion’s due diligence investigation;

c)	develop marketing materials and a marketing presentation; and

d)	have its senior management available and, within reason, commit the time necessary to make requisite presentations to potential investors.

3.
Any material or information prepared or distributed in connection with this Offering may be distributed only in accordance with the applicable laws relating to the distribution of securities in the jurisdictions in which purchasers under the Offering are resident.

Re: Refinery Science Corp. - Engagement Agreement
August 22, 2007	Page 2

4.	Orion shall be paid upon the closing(s) of the Offering, a fee equal to 6.0% of the gross proceeds of the Offering of Securities.

5.
Subject to the successful completion of the Offering, Orion shall receive compensation options (the “Compensation Options”) entitling it to acquire Securities in aggregate amount equal to 6.0% of the number Securities issued pursuant to the Offering at a price equal to the Offering price. In the case of multiple closing dates, the Compensation Options will be issued to Orion on each closing of the Offering. The Compensation Options shall have an expiry date of two years from the relevant closing date of the Offering.

6.
The Company shall be responsible for all reasonable costs and expenses relating to the Offering including, but not limited to, the preparation of marketing materials (including any slides, videos, printed material and other similar items), the filing of all documents with the requisite regulatory bodies, accountant's fees and legal expenses of the Company. The Company shall also be responsible for all fees and expenses of Orion, including without limitation, marketing and travel and legal expenses.

7.
The Company agrees to grant to Orion the right to act as the lead agent or lead underwriter with a minimum 40.0% participation interest in any financing conducted by the Company for a period of 12 months following the Closing Date

8.
The Company agrees that if the Offering is completed, Orion may, at its option and expense, place an announcement in such newspapers and periodicals as it may choose stating that Orion has acted as financial advisor and agent to the Company in connection therewith. Orion shall review the announcement with the Company and obtain its written approval on the contents of the announcement prior to publication (although such approval may be withheld at the sole discretion of the Company).

9.
Orion agrees that the Company may make press releases and announcements in connection with the Offering subject to Orion reviewing the press release or announcement with the Company and Orion giving its written approval on the contents of the press release or announcement prior to release or publication.

10.
If the Offering is a private placement, the Company agrees to provide annual audited financial statements and quarterly unaudited financial statements to purchasers of Securities as if it were a publicly reporting issuer regardless of whether the Company remains a private entity.

11.	This agreement will be governed by and construed in accordance with the laws of the Province of Alberta.

12.	The Company agrees to indemnify and save harmless the directors, officers, employees and agents of Orion as more fully described in Appendix A.

13.
Orion’s engagement hereunder will expire on December 31, 2007 it being understood that the provisions relating to the indemnification set forth in Appendix A to this agreement will survive any such termination. The termination of this agreement may be made by Orion by giving no less than 7 days written notice to that effect to the Company.

14.
If an Offering is pursued as described in this letter then a formal agency agreement shall be signed prior to closing which shall set out the specific terms and conditions of our agreement. The agency agreement shall be negotiated in good faith between the Company and Orion and will contain representations, warranties, covenants, conditions and indemnities and termination rights standard in an agreement of this type.

Re: Refinery Science Corp. - Engagement Agreement
August 22, 2007	Page 3

It is understood that this letter is not a firm underwriting commitment of Orion to acquire the Securities, but is evidence of the understanding between us relating to the proposed Offering. The price and Orion’s ability to successfully market the Offering will be contingent upon several factors including market conditions at the time of the Offering and the completion of satisfactory due diligence by Orion or its representatives.

If this letter is acceptable to you, please execute this letter where indicated below and return a copy of same (personally, or by facsimile and courier) to Orion Securities Inc., Attention: Scott P. Hayduk, facsimile number (403) 263-9794 whereupon this letter shall become a binding agreement between us.

Yours very truly,

ORION SECURITIES INC.

Scott P. Hayduk
Vice-President, Investment Banking

The foregoing accurately reflects the terms of the transaction and such terms are hereby agreed to.
ACCEPTED this __ day of August 2007.

REFINERY SCIENCE CORP.

David Rendina
President & Chief Executive Officer

A-1

SCHEDULE A

Indemnity

In connection with the engagement (the “Engagement”) of Orion Securities Inc. (“Orion”) pursuant to the engagement letter attached hereto (the “Agreement”), the Company agrees to indemnify and hold harmless Orion, each of its affiliates providing services in connection with the Engagement and each of their respective directors, officers, employees, partners and shareholders (collectively, the “Indemnified Parties”) and individually, (an “Indemnified Party”), from and against any and all losses (other than losses of profit), expenses, claims (including shareholder actions, derivative or otherwise), actions, damages and liabilities, joint or several, including the aggregate amount paid in reasonable settlement of any actions, suits, proceedings, investigations or claims and the reasonable fees and expenses of their counsel that may be incurred in advising with respect to and/or defending any action, suit, proceeding, investigation or claim that may be made or threatened against any Indemnified Party or enforcing this indemnity (collectively the "Claims") to which any Indemnified Party may become subject or otherwise involved in any capacity insofar as the Claims relate to, are caused by, result from, arise out of or are based upon, directly or indirectly, the Engagement. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or any person asserting claims on behalf of or in right of the Company for or in connection with the Engagement except to the extent any losses, expenses, claims, actions, damages or liabilities incurred by the Company are determined by a court of competent jurisdiction in a final judgement that has become non-appealable to have resulted primarily from the negligence or wilful misconduct of such Indemnified Party. Subject to the provisions of the fourth paragraph of this indemnity, the Company shall cause to be defended and contested, with experienced and competent counsel of the Company's choosing, each Claim which is made against an Indemnified Party in respect of which the Company is obliged to provide indemnity or contribution hereunder. The Company shall be permitted to compromise and settle at its expense any such Claim on behalf of the Indemnified Party against whom the same has been made, provided that the Company will not, without Orion's prior written consent, settle, compromise, consent to the entry of any judgement in or otherwise seek to terminate any action, suit, proceeding, investigation or claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Party is a party thereto) unless such settlement, compromise, consent or termination includes an unconditional release of each Indemnified Party from any liabilities arising out of such action, suit, proceeding, investigation or claim. An Indemnified Party against whom a Claim is made and seeking indemnity hereunder in respect of such claim shall co-operate with the Company and its counsel to the extent necessary in order that the grounds for such Claim can be properly investigated and such Claim can be properly defended and contested.

Promptly after receiving notice of an action, suit, proceeding or claim against Orion or any other Indemnified Party or receipt of notice of the commencement of any investigation which is based, directly or indirectly, upon any matter in respect of which indemnification may be sought from the Company, Orion or any such other Indemnified Party will notify the Company in writing of the particulars thereof, provided that the omission so to notify the Company shall not relieve the Company of any liability which the Company may have to Orion or any other Indemnified Party except and only to the extent that any such delay in or failure to give notice as herein required materially prejudices the defence of such action, suit, proceeding, claim or investigation or results in any material increase in the liability which the Company has under this indemnity. Orion shall, and shall use its reasonable efforts to cause other relevant Indemnified Parties to, co-operate with the Company and respond to any such investigation or defend any such proceeding.

A-2

The Company will reimburse monthly each Indemnified Party for all expenses reasonably incurred by or on behalf of such Indemnified Party in connection with investigating, preparing or defending any Claim, including payment to Orion at the applicable standard per diem rate for the time expended by any director, officer, employee, partner or agent of Orion or any affiliate attending at or participating in such investigation, preparation or defence, provided that the Indemnified Party shall make prompt repayment to the Company of all amounts so paid to it for which a court of competent jurisdiction in a final judgement determines that such Indemnified Party is not entitled to indemnification pursuant to the provisions hereof.

An Indemnified Party may retain counsel to separately represent it in the defence of a Claim, which shall be at the Company's expense if (i) the Company does not promptly assume the defence of the Claim, (ii) the Company agrees to such separate representation or (iii) the Indemnified Party is advised by counsel in writing that there is an actual or potential conflict in the Company's and the Indemnified Party's respective interests or additional defences are available to the Indemnified Party, which makes a representation by the same counsel inappropriate.

If for any reason (other than a determination based on negligence or wilful misconduct as contemplated herein) the indemnification provided hereby is unavailable to an Indemnified Party or is insufficient to hold an Indemnified Party harmless, the Company shall contribute to the amount paid or payable by the Indemnified Party as a result of a claim in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and all Indemnified Parties on the other hand, but also the relative degrees of fault of the Company and of all Indemnified Parties and any other equitable considerations, provided that the Company shall in any event contribute to the amount paid or payable by any Indemnified Party as a result of such claim any excess of such amount over the amount of the fees actually received by Orion and all affiliates pursuant to the Agreement.

This indemnity shall apply to the Agreement, to any additional engagement resulting from the Agreement and to any modification of the terms of any of them and shall remain in full force and effect following the completion or termination of any or all of them. This indemnity shall be binding on and inure to the benefit of the Company and each Indemnified Party and the respective successors, assigns, heirs and personal representatives of each of them, and to the extent necessary or appropriate may be enforced by Orion as trustee for any other Indemnified Party. This indemnity shall be in addition to any rights that any Indemnified Party may have at common law or otherwise.

The foregoing indemnity shall not apply to the extent that a court of competent jurisdiction in a final judgement that has become non-appealable shall determine that such losses, expenses, claims, actions, damages, or liabilities to which the Indemnified Party may be subject were primarily caused by the negligence or wilful misconduct of the Indemnified Party.